UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 21, 2020

Six Flags Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

924 Avenue J East
Grand Prairie, Texas	75050
(Address of principal executive offices)	(Zip Code)

(972) 595-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.025 par value per share	SIX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 24, 2020, Six Flags Entertainment Corporation (the “Company”) announced that its Board of Directors (the “Board”) increased the size of the Board from seven to nine directors and appointed Benjamin Baldanza and Selim Bassoul to serve as directors of the Company effective immediately. As of the date of this filing, the Board has not determined the committees of the Board on which Messrs. Baldanza and Bassoul will serve. Also on February 24, 2020, Messrs. Baldanza and Bassoul were each granted 800 shares of restricted stock of the Company under the Company’s Long-Term Incentive Plan, all of which will vest on May 1, 2020. Messrs. Baldanza and Bassoul will participate in the Company’s non-employee director compensation program for their service on the Board as set forth in the Company’s proxy statement.

In addition, the Company has appointed Laura Doerre as Executive Vice President and General Counsel of the Company, effective March 9, 2020 (the “Doerre Effective Date”).

Laura W. Doerre, age 52, has been Executive Vice President, General Counsel and Chief Compliance Officer of JELD-WEN Holding, Inc. since September 2016. Prior to joining JELD-WEN Holding, Inc., Ms. Doerre was employed from 1996 to August 2016 by Nabors Industries Ltd., serving as Vice President and General Counsel for Nabors Industries Ltd. from 2008 to August 2016. Prior to joining Nabors in 1996, Ms. Doerre practiced commercial litigation with the law firm Mayor, Day, Caldwell & Keeton LLP. Ms. Doerre received her B.S. with distinction in Business Administration from the University of North Carolina at Chapel Hill and graduated with honors from the University of Texas School of Law.

In connection with Ms. Doerre’s appointment as Executive Vice President and General Counsel, the Company entered into an employment agreement as of February 21, 2020 with Ms. Doerre (the “Doerre Employment Agreement”) that provides for, among other things, a base salary of $540,000 per year and an annual bonus opportunity with a target of 75% of her base salary. On the Doerre Effective Date, Ms. Doerre will be granted restricted stock units of the Company with a value of $600,000 in accordance with a restricted stock unit agreement, under the Company’s Long-Term Incentive Plan, which will vest on the second anniversary of the Doerre Effective Date. Ms. Doerre will also receive a signing bonus of $75,000 and a make-up bonus payment to the extent she does not receive her bonus from her current employer because she is not employed on the payment date. As part of the Company’s annual equity award grants in 2020 at the time such grants are made to other employees, Ms. Doerre is expected to receive restricted stock units of the Company with a value of $400,000, which will vest in equal amounts upon each of the first three anniversaries of the grant date and performance-based restricted stock units with a target value at grant of $400,000, which can be earned based on achievement of Company performance metrics for the period through 2023. Ms. Doerre will also be entitled to participate in or receive benefits under the employee benefit programs of the Company, including the Company’s life, health and disability programs and relocation program, as well as to receive reimbursement of certain expenses incurred during her employment. The Doerre Employment Agreement also contains provisions for separation payments and benefits upon certain types of termination of employment as well as contains customary non-competition, indemnification, confidentiality and proprietary information provisions.

The foregoing description of the Doerre Employment Agreement does not purport to be complete and is qualified in its entirety by the text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01Other Events

On February 24, 2020 the Company issued a press release announcing the addition of the new directors to the Board, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01           Financial Statements and Exhibits

(d)            Exhibits

10.1	Employment Agreement, dated as of February 21, 2020, by and between Laura Doerre and Six Flags Entertainment Corporation

99.1Press Release of Six Flags Entertainment Corporation, dated February 24, 2020

104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

	By:	/s/ Lance C. Balk
		Name:	Lance C. Balk
		Title:	Executive Vice President and General Counsel

Date: February 25, 2020